Exhibit 99.2

TRANSOCEAN LTD. ANNOUNCES CASH TENDER OFFERS

ZUG, SWITZERLAND – July 5, 2016 – Transocean Ltd. (NYSE: RIG) announced today that Transocean Inc., its wholly-owned subsidiary (collectively with Transocean Ltd., “Transocean”), has commenced cash tender offers (the “Tender Offers”) to purchase up to U.S. $1.0 billion aggregate principal amount (as it may be increased by Transocean Inc., the “Aggregate Maximum Tender Amount”) of the following series of notes issued by Transocean Inc.:

•	6.500% Senior Notes due 2020 (the “2020 Notes”)
•	6.375% Senior Notes due 2021 (the “2021 Notes”) and
•	3.800% Senior Notes due 2022 (the “2022 Notes” and, together with the 2020 Notes and the 2021 Notes, the “Notes”).

The terms and conditions of the Tender Offers are described in an Offer to Purchase, dated July 5, 2016 (the “Offer to Purchase”). Transocean Inc. reserves the right, but is under no obligation, to increase the Aggregate Maximum Tender Amount or the Tender Cap (as defined below) without extending withdrawal rights except as required by law. The amounts of each series of Notes to be purchased may be prorated as set forth in the Offer to Purchase.

						Dollars per U.S. $1,000 Principal Amount of Notes
Title of Notes	Current Coupon(2)	CUSIP Number	Aggregate Principal Amount Outstanding (U.S.$)	Tender Cap (U.S.$)	Acceptance Priority Level	Tender Offer Consideration (U.S.$)	Early Tender Payment (U.S.$)	Total Consideration(1) (U.S.$)
6.500% Senior Notes due 2020	6.500%	893830AY5	$887,164,000	N/A	1	$915.00	$30	$945.00
6.375% Senior Notes due 2021	8.125%	893830BB4	$1,105,170,000	N/A	2	$870.00	$30	$900.00
3.800% Senior Notes due 2022	5.050%(3)	893830BC2	$696,500,000	$200,000,000	3	$730.00	$30	$760.00

(1)	Includes the Early Tender Payment.
(2)	As of the date hereof.
(3)	The coupon on the 3.800% Senior Notes due 2022 is expected to increase to 5.550% on October 15, 2016.

The Tender Offers will expire at 11:59 p.m., New York City time, on August 1, 2016, unless extended or earlier terminated by Transocean Inc. (the “Expiration Date”). No tenders submitted after the Expiration Date will be valid. Subject to the terms and conditions of the Tender Offers, the consideration for each U.S. $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offers will be the tender offer consideration for such series of Notes set forth in the table above (with respect to each series of Notes, the “Tender Offer Consideration”). Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on July 18, 2016 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase pursuant to the Tender Offers will receive the applicable Total Consideration for such series, which includes the early tender premium for such series of Notes set forth in the table above (with respect to each series of Notes, the “Early Tender Premium”). Holders of Notes tendering their Notes after the Early Tender Date will only be eligible to receive the Tender Offer Consideration, which is the Total Consideration less the Early Tender Premium.

All Notes validly tendered and accepted for purchase pursuant to the Tender Offers will receive the applicable consideration set forth in the table above, plus accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the applicable Settlement Date (as such term is defined in the Offer to Purchase) (“Accrued Interest”).

Tendered Notes may be withdrawn from the Tender Offers at or prior to 5:00 p.m., New York City time, on July 18, 2016, unless extended by Transocean Inc. (such date and time, as it may be extended, the “Withdrawal Deadline”). Holders of Notes who tender their Notes after the Withdrawal Date, but prior to the Expiration Date, may not withdraw their tendered Notes.

Transocean Inc. reserves the right, but is under no obligation, subject to the satisfaction or waiver of the conditions to the Tender Offers, to accept for purchase any Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date, at any point following the Early Settlement Date, subject to the Acceptance Priority Levels, the Aggregate Maximum Tender Amount and the Tender Cap. The Early Settlement Date is expected to be within three business days following the applicable Early Tender Date, or as promptly as practicable thereafter, subject to all conditions to the Tender Offers having been either satisfied or waived by Transocean Inc. On the Early Settlement Date, Transocean Inc. will accept Notes validly tendered at or prior to the Early Tender Date, subject to the Aggregate Maximum Tender Amount, the Tender Cap, the Acceptance Priority Levels and proration, each as described in the Offer to Purchase. Assuming that the conditions to the Offers are satisfied and waived, such Early Settlement Date may be as early as one business day following the Early Tender Date. Transocean Inc. will purchase any remaining Notes that have been validly tendered and not validly withdrawn at or prior to the Expiration Date and that Transocean Inc. chooses to accept for purchase promptly following the Expiration Date, subject to all conditions to the Tender Offers having been either satisfied or waived by Transocean Inc. The Final Settlement Date is expected to occur within three business days following the Expiration Date or as promptly as practicable thereafter.

Subject to the Aggregate Maximum Tender Amount, the Tender Cap and proration, the Notes accepted on any Settlement Date will be accepted in accordance with their Acceptance Priority Levels set forth in the table above, with 1 being the highest Acceptance Priority Level and 3 being the lowest Acceptance Priority Level. In addition, no more than U.S. $200,000,000 aggregate principal amount of the 2022 Notes will be purchased in the Tender Offers (as may be increased by Transocean Inc., the “Tender Cap”). All Notes tendered at or before the Early Tender Date will be accepted for purchase in priority to other Notes tendered after the Early Tender Date, even if such Notes tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Date.

Acceptance for tenders of any Notes may be subject to proration if the aggregate principal amount for any series of Notes validly tendered and not validly withdrawn would cause the Aggregate Maximum Tender Amount to be exceeded. Acceptance for tenders of the Notes may be subject to proration if the aggregate principal amount of the Notes validly tendered and not validly withdrawn is greater than the Tender Cap. Furthermore, if the Tender Offers are fully subscribed as of the Early Tender Date, holders who validly tender Notes after the Early Tender Date will not have any of their Notes accepted for purchase.

The consummation of the Tender Offers is not conditioned upon any minimum amount of Notes being tendered. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including among others, Transocean having raised net proceeds through one or more issuances of debt in the public or private capital markets on terms reasonably satisfactory to Transocean, sufficient to purchase all Notes validly tendered (and not validly withdrawn) and accepted for purchase by Transocean Inc. in the Tender Offers and to pay Accrued Interest and all fees and expenses in connection with the Tender Offers (the “Financing Condition”).

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are the dealer managers in the Tender Offers. D.F. King & Co., Inc. has been retained to serve as both the depositary and the information agent for the Tender Offers. Questions regarding the Tender Offers should be directed to Goldman, Sachs & Co. at (toll-free) (800) 828-3182 or (collect) (212) 902-6941, Morgan Stanley & Co. LLC at (toll-free) (800) 624-1808 or (collect) (212) 761-1057. Requests for copies of the Offer to Purchase and other related materials should be directed to D.F. King & Co., Inc. at (email) transocean@dfking.com, (toll-free) (800) 622-1649 or (collect) (212) 269-5550.

None of Transocean Ltd., Transocean Inc., their respective boards of directors, the dealer managers, the depositary or the information agent, the trustees with respect to the Notes or any of Transocean Inc.’s or their respective affiliates, makes any recommendation as to whether holders of the Notes should tender any Notes in response to the Tender Offers. The Tender Offers are made only by the Offer to Purchase. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Transocean Inc. by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 60 mobile offshore drilling units consisting of 29 ultra-deepwater floaters, seven harsh-environment floaters, four deepwater floaters, 10 midwater floaters, and 10 high-specification jackups. In addition, the company has five ultra-deepwater drillships and five high-specification jackups under construction.

Forward-Looking Statements

This news release contains certain forward-looking information and forward-looking statements as defined in applicable securities laws (collectively referred to as “forward-looking statements”). Forward- looking statements include: statements regarding the terms and timing for completion of the Tender Offers, including the acceptance for purchase of any Notes validly tendered and the expected Early Tender Date, Expiration Date and Settlement Dates thereof; the potential increase to the Aggregate Maximum Tender Amount; the potential increase to the Tender Cap; and the satisfaction or waiver of certain conditions of the Tender Offers, including the Financing Condition.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Transocean Ltd. to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause actual results to vary include, but are not limited to, inadequate investor response on adequate terms to the issuance of debt intended to satisfy the Financing Condition, conditions in financial markets, investor response to Transocean Inc.’s Tender Offers, and other risk factors as detailed from time to time in Transocean Ltd.’s reports filed with the U.S. Securities and Exchange Commission.

Readers are cautioned against unduly relying on forward-looking statements. Forward-looking statements are made as of the date of the relevant document and, except as required by law, Transocean undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information or future events or otherwise.

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647